CONSULTING AGREEMENT

This Agreement, dated as of April 29, 2003 is between:

Peter S. JESSOP

Rue du XXI Décembre,

CH-1207 Genève

("PETER JESSOP")

and

SUN POWER CORPORATION

414 Viewcrest Rd

Kelowna

British Columbia V1W 4J8

("SUN POWER")

RECITALS

SUN POWER desires to retain PETER JESSOP to render consulting, funding and advisory services for SUN POWER as per the terms and conditions set forth in this Agreement and,

PETER JESSOP accepts to be retained by SUN POWER on such terms and conditions as set forth in this Agreement.

NOW, THEREFORE, SUN POWER and PETER JESSOP agree as follows:

1. Retention of PETER JESSOP

SUN POWER hereby retains PETER JESSOP for the term of this Agreement to perform the following services for SUN POWER ("Services");

- Identify and assist in contracting with a European PR firm to create awareness of SUN POWER in both the retail and small institutional markets

- Assist SUN POWER in introducing their common stock for trading in Europe

- Identify and negotiate a contract for a European based Market Maker

- Assist in determining level of inventory of SUN POWER stock required by European Market Maker to assist in developing trading volume in Europe

- Provide review and control over Market Maker inventory

- Provide regular updates to SUN POWER management on results of forgoing services

- Provide other services as may be required from time to time

In rendering Services hereunder, PETER JESSOP shall be acting as an independent contractor and not as an employee or agent of SUN POWER. As independent contractors, neither PETER JESSOP nor SUN POWER shall have any authority, express or implied, to commit or obligate the other in any manner whatsoever, except as specifically authorized from time to time in writing by an authorized representative of PETER JESSOP or SUN POWER, as the case may be, which authorization may be general or specific.

Nothing contained in this Agreement shall be construed or applied to create a partnership.

PETER JESSOP shall be responsible for the payment of all taxes payable with respect to all amounts paid to PETER JESSOP under this Agreement.

2. Compensation for Consulting Services.

For Services hereunder, SUN POWER shall pay to PETER JESSOP a basic consulting fee of US $1,500 per month. The hourly rate to be billed for any work performed outside the scope of the basic consulting fee will be US $300 per hour and billed weekly in arrears.

For Cash Payments: UBS Eaux Vives Branch Place Des Eaux Vives BP 2600 1221 Genève 2 +41 22 375 7575 SWIFT UBSWCHZH12A Branch 0240 USD Account 832 980.60A INO Peter Jessop

3. Consulting Services Billing.

PETER JESSOP shall invoice SUN POWER monthly in advance for Consulting Services and all invoices are due on receipt.

4. Expenses.

SUN POWER shall reimburse PETER JESSOP for all reasonable travel and other out-of-pocket expenses incurred by PETER JESSOP in rendering Services hereunder. Travel expenses shall include the cost of any travel by personal vehicle to a location more than 30 Km from PETER JESSOP's primary work location, the costs of any travel requiring public transportation, the costs of meals, and the costs of necessary lodging. SUN POWER shall pay such reimbursement within 30 days after receipt of appropriate receipts or documentation of the expenses.

5. Term and Termination.

This Agreement shall commence as of the date of signing and shall continue for a period of 12 months. During the term of this Agreement, either party may terminate this Agreement with 30 days written notice to the addresses noted above. PETER JESSOP shall be entitled to receive from SUN POWER all fees and expenses incurred up to the date of termination in accordance with the billing procedures set forth above.

6. Confidential Information.

Confidential information of any nature that either party acquires regarding any aspect of the other party's business shall be treated in strict confidence. Information so obtained shall not be divulged, furnished or made accessible to third parties without the written permission of the other party to this Agreement. Both parties retain the right to do business with third parties in matters that may be competitive with the interests of the other party to this Agreement. However, the confidentiality constraints above shall be binding and have precedence over these business matters. Upon termination of this Agreement, the terms of this paragraph shall remain in effect for 5 years.

7. Indemnification.

SUN POWER agrees to indemnify, defend and hold harmless PETER JESSOP against any and all loss, liability, expenses and costs (including legal fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by PETER JESSOP in connection with any threatened, pending, completed or future action suit or proceeding to which PETER JESSOP is, or is threatened to be, made a party arising from or related to Services that have been provided as per this agreement, so long as such action or suit occurs as a direct result of misrepresentation or similar action or actions made by Sun Power. The terms of this Indemnification shall survive the termination of this Agreement.

8. Disputes.

Any action based on this Agreement, including disagreement, disputes regarding the terms and conditions, alleged breaches of contract, and remedies under contract shall be governed by the laws of Switzerland and shall be adjudicated exclusively by a court of competent jurisdiction in Geneva.

9. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes any and all prior agreements, oral or written, between the parties with respect to the subject matter hereof.

(b) Severability. If any provision of this Agreement is for any reason declared to be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not be affected thereby. Such invalid or unenforceable provision shall be deemed modified to the extent necessary to render it valid and enforceable, and if no modification shall render it valid and enforceable, this Agreement shall be construed as if not containing such provision and the rights and obligations of the parties shall be construed and enforced accordingly.

(c) Amendment, Waiver, Modification or Termination. No amendment, waiver or termination or modification of this Agreement shall be binding unless it is in writing and signed by both PETER JESSOP and SUN POWER and dated subsequent to the date of the acceptance of this Agreement. Performance of work by PETER JESSOP and/or acceptance of payment by PETER JESSOP for work performed and/or work to be performed for SUN POWER beyond the scope of this Agreement does not constitute acceptance by PETER JESSOP of amendments or modifications to this Agreement nor shall they be binding.

(d) Assignment. This Agreement and the rights and obligations of the parties hereunder shall not be assignable by either party without prior written consent of the other party.

(e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and, to the extent permitted by subsection (d), successors and assigns of the parties hereto.

IN WITNESS WHEREOF,

SUN POWER and PETER JESSOP have executed this Agreement as of the date set forth in the first paragraph.

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Authorized signature for PETER JESSOP __________________________ Title Date	Authorized signature for SUN POWER ____________________________ Title Date